                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

  We consent to the use in this Amendment No. 1 to Registration Statement No. 33-60461 on Form S-2 of Enserch Exploration, Inc. of our report dated February 10, 1995 (June 21, 1995, as to Note 1), appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

Deloitte & Touche LLP
Dallas, Texas

August 18, 1995

Enserch Exploration, Inc.:

  We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Enserch Exploration, Inc. and subsidiaries for the periods ended March 31, 1995 and 1994 (which financial statements were restated after issuance to give retroactive effect to transactions accounted for in a manner similar to a pooling-of-interests) and June 30, 1995 and 1994, as indicated in our reports dated April 26, 1995 and August 4, 1995, respectively; because we did not perform an audit, we expressed no opinion on that information.

  We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995, are being incorporated by reference in Amendment No. 1 to Registration Statement No. 33-60461.

  We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Deloitte & Touche LLP
Dallas, Texas

August 18, 1995